Exhibit 99.1

Convergys News Release

Convergys Announces Sale of its Information Management Business

to NEC Corporation for $449 Million

(Cincinnati; March 22, 2012) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, announced today it has signed a definitive agreement to sell its Information Management (IM) business for $449 million in cash to NEC Corporation (NEC; TSE: 6701), a leader in the integration of IT and network technologies that benefit businesses and people around the world. The transaction covers all of the IM business, including its Smart Revenue Solutions for the telecommunications, cable, satellite, broadband, utilities, and logistics markets.

“NEC is acquiring a well recognized business, with solid client relationships, a strong solutions portfolio, and very talented base of employees,” said Jeff Fox, president and CEO of Convergys. “NEC’s established position in the industry, global scale, and commitment to invest in the business will benefit the customers and employees of IM. In return, the proceeds from the transaction further strengthen our balance sheet and allow us the financial flexibility to invest in our business and return capital to shareholders.”

“Convergys’ IM business has distinguished itself with a record of successful BSS implementations and exceptional professional services for leading international communications carriers,” said Dr. Nobuhiro Endo, President of NEC. “The acquisition of the IM business will enable NEC to bring even greater value and benefits to the service provider industry.”

Convergys expects the transaction to be completed by late second quarter of 2012, subject to the expiration of regulatory waiting periods and other customary closing conditions. Centerview Partners LLC was the financial advisor and Wachtell, Lipton, Rosen & Katz was the legal advisor for Convergys Corporation.

Transaction Impact on Guidance

Convergys is confirming its expectations for continuing revenue growth and earnings improvement for the full year 2012 in its customer management business.

To provide a more comprehensive understanding of the company’s underlying performance in 2012, beginning in the first quarter Convergys plans to remove IM from its results from continuing operations and report IM results separately as discontinued operations.

Webcast Presentation:

Convergys will host a webcast presentation at 9:00 a.m., Eastern time, Thursday, March 22. It will feature President and CEO Jeff Fox and CFO Earl Shanks. The webcast presentation will take place live and will then be available for replay at this link—http://bit.ly/GGPXCJ

This link will replay the webcast presentation through April 20. You may also access the webcast or the recording via the Convergys website, www.convergys.com. Click “Company,” then “Investor Relations,” then “Events and Webcasts.”

Forward-Looking Statements Disclosure and “Safe Harbor” Note

This news release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance, “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the loss of a significant client or significant business from a client; (ii) the future financial performance of major industries that we serve; (iii) our inability to protect personally identifiable data against unauthorized access or unintended release; (iv) our inability to maintain and upgrade our technology and network equipment in a timely manner; (v) international business and political risks, including economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (vi) risks that the conditions to the completion of the proposed transaction are not satisfied in a timely manner or at all; (vii) the failure to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; (viii) risks of separating the IM business from the remainder of Convergys’ businesses and higher than expected costs of replacing services provided by the IM business to the rest of Convergys’ businesses; (ix) higher than expected costs of providing transition services and other support to the IM business following the consummation of the proposed transaction; and (x) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com

About NEC

NEC Corporation is a leader in the integration of IT and network technologies that benefit businesses and people around the world. By providing a combination of products and solutions that cross utilize the company’s experience and global resources, NEC’s advanced technologies meet the complex and ever-changing needs of its customers. NEC brings more than 100 years of expertise in technological innovation to empower people, businesses and society. For more information, visit NEC at http://www.nec.com.

NEC is a registered trademark of NEC Corporation. All Rights Reserved. Other product or service marks mentioned herein are the trademarks of their respective owners. (C)2012 NEC Corporation.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to marquee clients all over the world.

Convergys has approximately 77,000 employees in 69 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, Africa, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

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Contacts:

David Stein, Convergys Investor Relations

+1 513 723 7768 or investor@convergys.com

Jeff Hazel, Convergys Public/Media Relations

+1 513 723 7153 or jeff.hazel@convergys.com

Jim Crawford, Crawford PR

+1 571-261-8230 or jcrawford@crawfordpr.com